                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*




                          Allin Communications Corp.
            ------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
            ------------------------------------------------------
                         (Title of Class of Securities)

                                  019924109
            ------------------------------------------------------
                               (CUSIP Number)





         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)  (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 9 Pages

CUSIP NO.                           13G                   PAGE  2  OF 9  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Friedman, Billings, Ramsey Group, Inc.
     54-1837743


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
         Virginia


                    5    SOLE VOTING POWER
                         401,000



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               401,000
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     401,000



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.7%


12   TYPE OF REPORTING PERSON*

     HC


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                           13G                   PAGE  3  OF 9  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Eric F. Billings


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         401,000



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               401,000
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     401,000



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.7%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                           13G                   PAGE  4  OF 9  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Emanuel J. Friedman


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         401,000



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               401,000
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     401,000



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.7%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                           13G                   PAGE  5  OF 9  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     W. Russell Ramsey


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         401,000



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               401,000
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     401,000



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.7%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 10549


                       ---------------------------------


                       SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934


                       ---------------------------------




Item 1.    (a).    Name of Issuer: Allin Communications Corp.



           (b).    Address of Issuer's Principal Executive Offices:

                   300 Greentree Commons
                   381 Mansfield Ave.
                   Pittsburgh, PA 15220



Item 2.    (a).    Name of Person Filing:

                   Friedman, Billings, Ramsey Group, Inc.




           (b).    Address of Principal Business Office:

                   1001 19th Street North
                   Arlington, VA 22209-1710








                              Page 6 of 9 Pages

Item 2.    (c).    Citizenship: Virginia




           (d).    Title of Class of Securities: Common Stock



           (e).    CUSIP Number: 019924109



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                   (a) [ ] Broker or Dealer registered under Section 15 of the Act
                   (b)     [ ] Bank as defined in section 3(a)(6) of the Act
                   (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
                   (d) [ ] Investment Company registered under section 8 of the Investment Company Act
                   (e) [ ] Investment Advisor registered under section 203 of the Investment Advisers Act
                   (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see sec.240.13d-1(b)(ii)(F) (Note: See Item 7)
                   (g) [X] Parent Holding Company, in accordance with sec.240.13d-1(b)(ii)(G). (Note: See Item 7)
                   (h)     [ ] Group, in accordance with Sec.
                           240.13d-1(b)(ii)(H)


Item 4.            Ownership.

           (a).    Amount Beneficially Owned   401,000





           (b).    Percent of Class: 7.74%



           (c).    Number of Shares as to which such person has:

                   (i)      sole power to vote or to direct the vote     401,000

                   (ii)     shared power to vote or to direct the vote         0

                   (iii)    sole power to dispose or to direct the
                            disposition of                               401,000

                   (iv)     shared power to dispose or to direct the
                            disposition of                                     0





                              Page 7 of 9 Pages

Item 5.            Ownership of Five Percent or Less of a Class:  Not Applicable





Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:  Not Applicable




Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company: Friedman, Billings, Ramsey Investment Management, Inc.





Item 8.            Identification and Classification of Members of the Group:

                   See Exhibit






                              Page 8 of 9 Pages

Item 9.            Notice of Dissolution of Group:  Not Applicable




Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
Dated:   February 17, 1998                By:   /s/ EMANUEL J. FRIEDMAN
                                             ----------------------------------
                                              Name: Emanuel J. Friedman
                                              Title: Chairman

Dated:   February 17, 1998                By: /s/ ERIC F. BILLINGS
                                             ----------------------------------
                                                  Eric F. Billings

Dated:   February 17, 1998                By: /s/ EMANUEL J. FRIEDMAN
                                             ----------------------------------
                                                  Emanuel J. Friedman

Dated:   February 17, 1998                By: /s/ W. RUSSELL RAMSEY
                                             ----------------------------------
                                                  W. Russell Ramsey




                               Page 9 of 9 Pages